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                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[_] Preliminary information statement [_] Confidential, for use of the
                                           Commission Only (as permitted by Rule
                                           14c-5(d)(2))
[X] Definitive information statement

                            BALLISTIC VENTURES, INC.

                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):
:X     No fee required.
[_]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transactions applies:

(3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

[_]    Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount Previously Paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

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                            INFORMATION STATEMENT FOR
                            BALLISTIC VENTURES, INC.
                            100 Adelaide Street West
                                   Suite 1302
                             Toronto, Canada M5H 1S3

To the Stockholders of Ballistic Ventures:

         Pursuant to Delaware General Corporation Law Section 228, notice is hereby given that by written consent delivered to Ballistic Ventures (the "Company") on November 14, 2002 by the holders of a majority of the outstanding common stock of the Company and by the Board of Directors of Ballistic Ventures, Inc. approved a 4 to 1 reverse stock split of the outstanding common stock.

                                       By the Order of the Board of Directors,


                                       Devi Johal
                                       Secretary

Toronto, Canada

December 23, 2002


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                            BALLISTIC VENTURES, INC.

                              Information Statement

          This Information Statement is being mailed on or about December 23, 2002, to all holders of record at the close of business on December 11, 2002, of the common stock of Ballistic Ventures, Inc., a Delaware corporation (the "Company"), in connection with resolutions of the Board of Directors and the written consent of the holders of greater than 50% of the Company's common stock providing for an amendment to the Company's Certificate of Incorporation to effect a 4-to-1 reverse stock split of the outstanding common stock.

          The reverse split and related amendment to the Company's Certificate of Incorporation will be effective on or about January 13, 2003. Because the reverse split and related amendment has already been approved by a majority of the shares entitled to vote, you are not required to take any action. This Information Statement is your notice that the reverse split has been approved, and you will receive no further notice when the change becomes effective.

          Following the reverse stock split, the stock certificates you now hold will continue to be valid. New stock certificates will also reflect the reverse stock split and the reduction in outstanding shares. However, if after the effective date of the Company's reverse stock split you wish to receive new stock certificates, you may do so by contacting the Company's registrar and transfer agent, Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716, Telephone (732) 872-2727.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

          The date of this Information Statement is December 23, 2002.


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                                   THE COMPANY

Ballistic Ventures, Inc. ("Ballistic") is a Delaware corporation. Ballistic's former operating subsidiary began operations as whOOdoo Studios in 1997. Located in Naples, Florida, whOOdoo.com, Inc. was formed to develop and market a search engine capability that would provide in-depth searches of regional and local sites to the Internet public. WhOOdoo.com, Inc. was publicly traded and quoted in the NASD pink sheets under the symbol "WHOO". The company was an early stage development company that experienced significant operating losses and effective May 31, 2000, the company ceased all activities and operations. Since that date, the company became an inactive corporation.

As part of the restructuring commenced in 2000, the certificate of incorporation was amended to change the company's name to Ballistic Ventures, Inc. Subsequently, Ballistic sold substantially all of the Company's assets to the former president of Ballistic Ventures and others, in a transaction completed in January 2002. As part of the asset transfer, K2 Ventures acquired 11,235,700 shares in Ballistic Ventures and controlling interest in the Ballistic from the former president of Ballistic and certain other shareholders. K2 Ventures also assumed liabilities in the amount of $89,000.

The Company's plan to alleviate the inactivity is to raise capital and merge with a profitable operating company. The Company's continued existence is dependent upon management funding operations, locating and merging the Company into a profitable operating company and raising sufficient capital.


As of December 11, 2002, Ballistic Ventures had 20,305,398 Common Stock Shares outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information with respect to (i) any person or "group" known to the Company to be the beneficial owner, as of December 11, 2002 of more than 5% of the common stock, and (ii) all directors and executive officers of Ballistic Ventures, individually and as a group.



Name and Address                      Number of Shares    Percent of Outstanding
-----------------                     ----------------    ----------------------

K2 Ventures                                 11,235,700            55.3%

Richard King                                         0              *

Devi Johal                                           0              *

William Dickie                                 100,000              *

Eric Pinkney                                         0              *

All officers and directors
as a group (4 persons)                         100,000              *

..................


    *Less than 1%

                                       2

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                           VOTE REQUIRED FOR APPROVAL

          Section 228 of the Delaware General Corporation Law provides that any action required to be taken at a special or annual meeting of the stockholders of a Delaware corporation may be taken by written consent, in lieu of a meeting, if the consent is signed by stockholders owning at least that number of shares which is sufficient to take the action. The Company's Board of Directors and stockholders owning a majority of the outstanding common stock have approved the reverse split and the related amendment to the Certificate of Incorporation, which majority is the number of shares required by Delaware General Corporation Law Section 242 to amend the Company's Certificate of Incorporation.


          The securities that would have been entitled to vote if a meeting was required to be held to amend the Company's Certificate of Incorporation consist of issued and outstanding stock of the Company's common stock outstanding on December 11, 2002, which would have been the same date for determining stockholders who would have been entitled to notice of and to vote on the proposed amendment to the Company's Certificate of Incorporation.


                         DISSENTERS' RIGHTS OF APPRAISAL

          The Delaware General Corporation Law does not provide for dissenters' rights of appraisal in connection with a reverse split.

                               REVERSE STOCK SPLIT

          The Board of directors and holders of a majority of outstanding shares have approved a 4-to-1 reverse stock split of Ballistic Ventures' outstanding common stock. As a result of the split, the 20,305,398 shares outstanding would become approximately 5,076,349 shares. There are no options, warrants or other convertible securities currently outstanding. The immediate effect of a reverse stock split would be to reduce the number of shares of common stock outstanding, and to increase the trading price of our common stock. However, the effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split.

Effect of the Reverse Split on Registration and Voting Rights

    The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse split would not affect the registration of the common stock under the Exchange Act. After the reverse split, the common stock would continue to be reported on the Pink Sheets under the symbol "BLLV".

    Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the reverse split. For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the effective time of the reverse split would continue to hold 2% of the voting power of the outstanding shares of common stock after the reverse split. Although the reverse split would not affect the rights of stockholders or any stockholder's proportionate equity

                                        3

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interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by reverse split.

Effect of the Effective Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

          The reverse stock split would not change the number of authorized shares of our common stock as designated by our certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would increase. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Restated Certificate of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock
Certificates

          The reverse stock split would be implemented by filing the appropriate amendment to our certificate of incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date of the filing.

          As of the effective date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable after the effective date until they surrender their old stock certificates for exchange.

          Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

                                        4

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Fractional Shares

          We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded up to the nearest whole share.

Federal Income Tax Consequences

          The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

          No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

          Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

          No director, executive officer, or associate of any director or executive officer, has any substantial interest, direct or indirect, by security holdings or otherwise, in the reverse split not shared by all other stockholders.

                             ADDITIONAL INFORMATION

          Additional information concerning the Company, including its annual and quarterly reports for the past 12 months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov. Upon written request of any stockholder to the Company to 100 Adelaide Street West, Suite 1302, Toronto, Canada M5H 1S3 a copy of the Company's Annual Report on Form 10-KSB for the year ended June 30, 2002 will be provided without charge.


Dated: December 23, 2002

                       By Order of the Board of Directors

                       Devi Johal, Secretary

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                                                                       Exhibit A

                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                            BALLISTIC VENTURES, INC.

         1. That at a Special Meeting of the Board of Directors of Ballistic Ventures, Inc on November 14, 2002, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking action by written consent for consideration thereof.

     2. The name of the Corporation is Ballistic Ventures, Inc. The original Certificate of Incorporation of the Corporation was filed on August 4, 1999 under the name whoodoo.com, Inc. a Certificates of Amendment to the Certificate of Incorporation was filed on July 17, 2000. The name under which the Corporation was originally incorporated is "whoodoo.com, Inc.."

         3.  The resolutions setting forth the proposed amendment is as follows:

                RESOLVED, that pursuant to Section 242 of the General Corporation Law of the State of Delaware, the text of the Amended Certificate of Incorporation is hereby amended to add the following paragraph to Article 4:

     Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every four (4) outstanding shares of Common Stock will be combined into and automatically become one (1) outstanding share of Common Stock. The authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded up to the nearest whole share.

         4. That thereafter, pursuant to resolution of its Board of Directors, the majority of the outstanding stock of the corporation signed an action by written consent in favor of the amendment in accordance with the provision of
Section 228 of the General Corporation Law of the State of Delaware.

         5. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         6. That the capital of said corporation shall not be reduced under or by reason of said amendment.

                                        BALLISTIC VENTURES, INC.


                                            By:______________________________
                                                   Devi Johal,
                                                   Secretary